UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2009

SHELTER PROPERTIES V LIMITED PARTNERSHIP

(Exact name of Registrant as specified in its charter)

            South Carolina            0-11574                 57-0721855

      (State or other jurisdiction (Commission            (I.R.S. Employer

           of incorporation)        File Number)        Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

Shelter Properties V Limited Partnership (the “Registrant” or “Seller”) owned Lake Johnson Mews Apartments (the “Property”), a 201-unit apartment complex located in Raleigh, North Carolina.  On June 26, 2009, the Registrant sold the Property to a third party, PRG Lake Johnson Mews Associates, LLC, a North Carolina Limited Liability Company (the “Purchaser”).  The total sales price for the Property was $10,850,000.   The Registrant continues to own and operate one other investment property.

In accordance with the terms of the Registrant’s partnership agreement, the Registrant’s general partner is currently evaluating the cash requirements of the Registrant to determine what portion of the sale proceeds will be available to distribute to the Registrant’s partners.

Item 9.01   Financial Statements and Exhibits

(b)   Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflect the operations of the Registrant as if Lake Johnson Mews Apartments had been sold on January 1, 2008.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period. This pro forma information should be read in conjunction with the Registrant’s 2009 Quarterly Report on Form 10-Q for the period ended March 31, 2009, and the Registrant’s 2008 Annual Report on Form 10-K.

PRO FORMA BALANCE SHEET

(in thousands)

March 31, 2009

All other assets	$ 291
Investment properties, net	5,759
Total Assets	$ 6,050

All other liabilities	$ 290
Mortgage note payable	4,111
Partners’ capital	1,649
Total Liabilities and Partners’ Capital	$ 6,050

 PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months Ended	Year Ended

March 31, 2009

December 31, 2008

Total revenues	$ 425	$ 1,625
Total expenses	516	2,143
Net loss	$ (91)	$ (518)
Net loss per limited partnership unit	$ (1.71)	$ (9.76)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELTER PROPERTIES V LIMITED PARTNERSHIP

By:  Shelter Realty V Corporation

Corporate General Partner

By:  /s/Steven D. Cordes

Steven D. Cordes

Senior Vice President

Date: July 2, 2009